Exhibit (a)(1)(i)

Offer to Purchase for Cash

by

Independence Holding Company

of
Up to 1,000,000 Shares of its Common Stock
At a Purchase Price of $27.00 Net Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME,
ON THURSDAY, MAY 21, 2020,
UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE

EXTENDED, THE “EXPIRATION TIME”).

Independence Holding Company, a Delaware corporation (the “Company” or “IHC”), is offering to purchase for cash up to 1,000,000 shares of its common stock, par value $1.00 per share (the “Shares”), at a price of $27.00 per Share, net to the seller in cash, without interest, less any applicable withholding taxes (the “Purchase Price”), upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), which, together with any amendments or supplements hereto and thereto, collectively constitute the “Offer.”

The Offer is not subject to a financing condition, nor is it conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to the satisfaction of certain conditions set forth in this Offer to Purchase. For more information, see Section 6 “Conditions of the Offer.”

Only Shares properly tendered in the Offer and not properly withdrawn that are accepted by us will be purchased upon the terms and subject to the conditions of the Offer. However, because of the “odd lot” priority and proration provisions described in this Offer to Purchase, all Shares tendered may not be purchased if more than the number of Shares we seek are properly tendered and not properly withdrawn. Shares tendered but not purchased pursuant to the Offer, including Shares not purchased because of the “odd lot” priority and proration, will be returned promptly following the Expiration Time. For more information, see Section 3 “Procedure for Tendering Shares” and Section 4 “Withdrawal Rights.”

The Shares are listed and traded on the New York Stock Exchange (the “NYSE”) under the symbol “IHC.” We announced our intention to make the Offer at a price per share of $27.00 after the market closed on April 17, 2020. Immediately prior to the announcement after market close on April 17, 2020 of the proposed tender offer, the reported price of IHC common stock on the NYSE was $26.00 per share. You are urged to obtain current market quotations for shares of IHC common stock before deciding whether to tender your Shares pursuant to the Offer. For more information, see Section 7 “Price Range of IHC Common Stock; Dividends on IHC Common Stock.”

OUR BOARD OF DIRECTORS (THE “BOARD”) HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF IHC, THE BOARD, D.F. King & Co., Inc. (THE “INFORMATION AGENT”), OR THE DEPOSITARY (AS DEFINED BELOW) HAS MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL OR DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE. IF ANYONE MAKES ANY

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RECOMMENDATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEPOSITARY OR THE INFORMATION AGENT. YOU MUST DECIDE WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ AND EVALUATE CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. FOR MORE INFORMATION, SEE SECTION 2 “PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; OTHER PLANS.” YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR, AND/OR BROKER.

All of our directors and executive officers have informed us that they do not intend to tender any of their shares of IHC common stock in the Offer (including shares of IHC common stock they are deemed to beneficially own). For more information, see Section 10 “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning IHC Common Stock.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFER OR PASSED UPON THE MERITS OR FAIRNESS OF THE OFFER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent. The Information Agent will promptly furnish to stockholders additional copies of these materials at IHC’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company, or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

For banks and brokers: (212) 269-5550

For all others: (877) 864-5057 (toll free)

Email: ihc@dfking.com

April 24, 2020

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IMPORTANT

If you want to tender all or any portion of your shares of IHC common stock, you must do one of the following prior to 5:00 PM, Eastern Time, on May 21, 2020 (unless the Offer is extended):

1.	Registered Holders: If the Shares are registered in your name, deliver (by regular mail or overnight courier) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and any other documents required by the Letter of Transmittal, to Broadridge Corporate Issuer Solutions, Inc., the depositary for the Offer (the “Depositary”), at its address set forth on the back cover of this Offer to Purchase. For Shares held as physical certificates, also deliver the certificates for tendered Shares;

2.	Holders Whose Shares are Held by Brokers: If the Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee (each, a “Custodian”), contact your Custodian and request that your Custodian tender the Shares for you according to the procedure described in Section 3 “Procedure for Tendering Shares”; or

3.	DTC Participants: If you are an institution participating in The Depository Trust Company (“DTC”), tender the Shares according to the procedure for book-entry transfer described in Section 3 “Procedure for Tendering Shares.”

If you want to tender the Shares but (a) your certificates for the Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Time, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Time or (c) your other required documents cannot be delivered to the Depositary by the Expiration Time, you may still tender the Shares if you comply with the guaranteed delivery procedure described in Section 3 “Procedure for Tendering Shares.”

The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary before the Expiration Time. The method of delivery of the Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder.

The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. If we become aware of any such jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (and tenders will not be accepted from or on behalf of) the stockholders residing in such jurisdiction. In any jurisdiction where the securities, blue sky, or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING ALL OR A PORTION OF YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL OR DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION

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INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF IHC OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATIONS TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION, OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEPOSITARY OR THE INFORMATION AGENT.

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TABLE OF CONTENTS

SUMMARY TERM SHEET		6
FORWARD-LOOKING STATEMENTS		15
INTRODUCTION		16
THE OFFER		18
1.	Number of Shares of IHC Common Stock; Purchase Price; Proration	18
2.	Purpose of the Offer; Certain Effects of the Offer; Other Plans	19
3.	Procedure for Tendering Shares	21
4.	Withdrawal Rights	25
5.	Purchase of Shares and Payment of Purchase Price	27
6.	Conditions of the Offer	28
7.	Price Range of IHC Common Stock; Dividends on IHC Common Stock	30
8.	Source and Amount of Funds	31
9.	Certain Information Concerning the Company	31
10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning IHC Common Stock	32
11.	Effect of the Offer on the Market for IHC Common Stock; Registration under the Exchange Act	38
12.	Legal Matters; Regulatory Approvals	39
13.	U.S. Federal Income Tax Consequences	39
14.	Extension of Offer; Termination; Amendment	43
15.	Fees and Expenses	44
16.	Background of the Offer; Past Contacts; Negotiations and Transactions	44
17.	Miscellaneous	45

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SUMMARY TERM SHEET

We are providing this summary for your convenience. This summary highlights material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent that they are described in the body of this Offer to Purchase. We urge you to read the entire Offer to Purchase and the Letter of Transmittal because the information in this summary is not necessarily complete. Additional important information is contained in the remainder of this Offer to Purchase and in the Letter of Transmittal. In this Offer to Purchase, unless the context otherwise requires, the terms “we,” “our” and “us” refer to IHC, the purchaser.

Who is offering to buy my Shares?

Independence Holding Company, a Delaware corporation, is offering to purchase your Shares.

What is the class and amount of securities being sought in the Offer?

We are offering to purchase up to 1,000,000 shares of IHC common stock, par value $1.00 per share, or approximately 6.8% of the 14,785,565 shares of IHC common stock outstanding as of April 24, 2020. The Offer is not conditioned on any minimum number of Shares being tendered, but is subject to certain terms and conditions set forth in Section 6 “Conditions of the Offer.” If more than 1,000,000 Shares are properly tendered and not properly withdrawn pursuant to the Offer and/or if we will not be able to maintain our listing on the NYSE if all Shares validly tendered and not properly withdrawn in the Offer were accepted for payment, then we may not purchase all of the Shares you tender. Upon the terms and subject to the conditions of the Offer, all of the Shares tendered and not properly withdrawn will be subject to the “odd lot” priority and proration provisions described herein. For more information, see Section 1 “Number of Shares of IHC Common Stock; Purchase Price; Proration.”

How much are you offering to pay and in what form of payment?

We are offering to pay $27.00, net to you in cash, without interest, less any applicable tax withholding, to be paid promptly after the Expiration Time, for each Share tendered and not properly withdrawn that is accepted for payment in the Offer. Assuming the maximum 1,000,000 Shares are tendered in the Offer at the Purchase Price, the gross aggregate Purchase Price will be $27,000,000. We anticipate that we will pay for Shares and all expenses applicable to the Offer from our available cash and cash equivalents. The Offer is not conditioned on the receipt of financing. For more information, see Section 8 “Source and Amount of Funds.” There may be tax consequences to receiving this payment. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. For more information, see Sections 5 “Purchase of Shares and Payment of Purchase Price” and Section 13 “U.S. Federal Income Tax Consequences.”

Why are you making the Offer?

We are making the Offer for the following reasons:

•	the Offer provides participating stockholders (particularly those that, because of the size of their holdings, might not be able to sell their shares of IHC common stock without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares of IHC common stock;

•	the Offer provides stockholders that are considering a sale of their shares of IHC common stock with the opportunity to sell such shares for cash without the usual transaction costs associated with

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open market sales (although if Shares are held through a Custodian, such Custodian may charge a fee for tendering Shares on a stockholder's behalf);

•	the Offer provides stockholders who hold an aggregate of less than 100 Shares that are registered in their names and who tender their Shares directly to the Depositary, the ability to not only avoid the payment of brokerage commissions, but also any applicable odd lot discounts that might be payable on sales of their Shares in transactions on the NYSE; and

•	the Offer could result in a capital structure that may improve the return on equity for continuing stockholders or be accretive to earnings per share.

For a further discussion, see Section 2 “Purpose of the Offer; Certain Effects of the Offer; Other Plans.”

What is the market value of the Shares as of a recent date?

We announced our intention to make the Offer at a price per share of $27.00 after the market closed on April 17, 2020. Immediately prior to the announcement after market close on April 17, 2020 of the proposed tender offer, the reported price of IHC common stock on the NYSE was $26.00 per share. We advise you to obtain current market quotations for IHC common stock before deciding whether to tender your Shares. For more information, see Section 7 “Price Range of IHC Common Stock; Dividends on IHC Common Stock.”

Will I have to pay any fees or commissions?

If you are the record owner of the Shares and you tender the Shares directly to the Depositary, you will not have to pay brokerage fees or similar expenses. If you own the Shares through a broker or other nominee, and your broker or other nominee tenders the Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply. For more information, see the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

Yes. We have sufficient funds to pay for all Shares tendered and not properly withdrawn that are accepted for payment in the Offer. The Offer is not subject to a financing condition, nor is it conditioned on any minimum number of Shares being tendered. For more information, see Section 8 “Source and Amount of Funds.”

How long do I have to decide whether to tender my Shares in the Offer?

Unless we extend the expiration date of the Offer, you will have until 5:00 p.m., Eastern Time, on Thursday, May 21, 2020, to tender the Shares into the Offer. If Shares are held by a Custodian, they may have an earlier deadline for you to instruct them to accept the Offer on your behalf. We urge you to contact your Custodian to find out their deadline.

Can the Offer be extended, amended or terminated, and under what circumstances?

We expressly reserve the right, in our discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 “Conditions of the Offer” shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. If we choose to do so, we will delay the

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acceptance of any Shares that have been tendered. We can also amend or terminate the Offer in our discretion. For more information, see Section 14 “Extension of Offer; Termination; Amendment.”

If:

•	we increase or decrease the price to be paid for Shares; or

•	we decrease the number of Shares being sought in the Offer, or increase the number of Shares being sought in the Offer by more than 2% of the outstanding shares of IHC common stock; and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth Business Day from, and including, the date that notice of such an increase or decrease is first sent, published or given to stockholders in the manner specified in Section 14 “Extension of Offer; Termination; Amendment,”

then we will extend the Offer until the expiration of such period ending on the tenth Business Day from, and including, the date that notice is first sent, published or given to stockholders. “Business Day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

If we materially change the terms of the Offer or the information concerning the Offer (other than a change in price or a change in percentage of securities sought as described above), or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), and 13e-4(f)(1) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes to the terms of the Offer or information concerning the Offer will depend on the facts and circumstances, including the relative materiality of such terms or information.

How will I be notified if the Offer is extended, amended or terminated?

Any amendment or termination of the Offer may be made at any time and from time to time and will be followed as promptly as practicable by public announcement consistent with the requirements of the SEC. In the case of an extension of the Offer, we will issue a press release announcing the extension and the new Expiration Time by no later than 9:00 a.m., Eastern Time, on the first Business Day after the Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through BusinessWire or another comparable service. For more information, see Section 14 “Extension of Offer; Termination; Amendment.”

What are the significant conditions to the Offer?

Our obligation to accept and pay for the tendered Shares depends on a number of conditions that must be satisfied or waived prior to the expiration of the Offer, including the following:

•	All applicable consents or approvals required in connection with the Offer are obtained;

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•	(A) No statute, rule, regulation, legislation, judgment, order or injunction has been enacted, enforced, amended, issued or deemed applicable to the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign, and (B) no suit, action or proceeding has been brought by any U.S. federal or state governmental authority (each a “Specified Governmental Authority”) of competent jurisdiction against IHC or its subsidiaries which remains pending, and no Specified Governmental Authority of competent jurisdiction has officially notified IHC of such governmental authority’s intention to commence any such suit, action or proceeding, which would, in the case of either clause (A) or (B), directly or indirectly, (a) makes illegal, restrains, prohibits or delays the consummation of the Offer, (b) requires IHC to take or agree to unreasonable actions in connection with the consummation of the Offer, (c) imposes material limitations on the ability of IHC to effectively acquire, hold or exercise full rights of ownership of the Shares, (d) requires divestiture by IHC of any shares of its common stock or (e) otherwise have or may have a material adverse effect on the business, assets, liabilities, financial condition, capitalization, operations or results of operations of IHC, or may result in a material diminution in the value of IHC common stock;

•	No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States, declaration of a banking moratorium or any suspension of payment in respect of banks in the United States, or any governmental or regulatory limitation or any event or adverse change in the financial or capital markets generally, which, in our judgment, might affect the extension of credit by banks or other lending institutions in the United States, shall have occurred;

•	No change has occurred, is occurring or is threatened to occur, in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of IHC that would reasonably be expected to have a material adverse effect on IHC;

•	No changes in the general political, market, economic, or financial conditions in the United States or abroad that could have a material adverse effect on IHC’s business, financial condition, income, operations, business, or financial prospects shall have occurred;

•	No commencement or escalation of war, armed hostilities, or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, shall have occurred;

•	No person shall have proposed, announced, or made a tender or exchange offer (other than this Offer), merger, business combination, or other similar transaction involving IHC, nor shall IHC have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination, or other similar transaction;

•	No determination shall have been made by IHC that there is a reasonable likelihood that the consummation of the Offer is reasonably likely to cause IHC’s common stock to be eligible for deregistration under the Exchange Act or to be delisted from the NYSE; and

•	IHC has not learned that:

o	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act), or person has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of IHC common stock, whether through the acquisition of stock, the

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formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before the date of this Offer to Purchase);

o	any entity, group, or person that has filed with the SEC a Schedule 13D or Schedule 13G relating to IHC on or before the date of this Offer to Purchase has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of the outstanding shares of IHC common stock;

o	any new group has been formed that beneficially owns more than 5% of the outstanding shares of IHC common stock (options for and other rights to acquire shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause); or

o	any entity, group or person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire IHC.

The Offer is subject to these conditions and a number of other conditions described in greater detail in Section 6 “Conditions of the Offer.”

Following the Offer, will the Company continue as a public company?

Yes. It is a condition to our obligation to purchase Shares pursuant to the Offer that, as a result of the consummation of the Offer, there not be a reasonable likelihood that IHC’s common stock will be held of record by fewer than 400 persons or that IHC’s common stock will be delisted from the NYSE or will be eligible for deregistration under the Exchange Act. For more information, see Section 6 “Conditions of the Offer.”

How do I tender my Shares?

If you want to tender all or any portion of the Shares, you must do one of the following prior to 5:00 P.M., Eastern Time ON THURSDAY, MAY 21, 2020, or any later time and date to which the Offer may be extended:

•	Registered Holders: If the Shares are registered in your name, deliver (by regular mail or overnight courier) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and any other documents required by the Letter of Transmittal, to Broadridge Corporate Issuer Solutions, Inc., the Depositary for the Offer, at its address set forth on the back cover of the Offer to Purchase. For Shares held as physical certificates, also deliver the certificates for tendered Shares;

•	Holders Whose Shares are Held by Custodians: If you hold the Shares in “street” name through a Custodian (or, in other words, if the Shares are registered in the name of a Custodian), you must contact your Custodian to tender the Shares, if you decide to do so, and request that your Custodian tender the Shares for you according to the procedures described in Section 3 “Procedure for Tendering Shares”; or

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•	DTC Participants: If you are an institution participating in DTC, tender the Shares according to the procedure for book-entry transfer described in Section 3 “Procedure for Tendering Shares.”

Custodians and DTC participants are not required to, and should not, submit the written Letter of Transmittal to the Depositary or DTC in connection with any tender submitted through DTC’s Automated Tender Offer Program (“ATOP”) system, but must submit any documentation required for processing through the ATOP system.

If you want to tender Shares but (a) your certificates for the Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Time, (b) you cannot comply with the procedure for book-entry transfer by the Expiration Time or (c) your other required documents cannot be delivered to the Depositary by the Expiration Time, you may still tender Shares if you comply with the guaranteed delivery procedure described in Section 3 “Procedure for Tendering Shares.”

If a Custodian holds your Shares, it may have an earlier deadline than the Expiration Time for accepting the Offer. We urge you to contact the Custodian that holds your Shares to find out its deadline.

If you have any questions regarding the Offer, please contact the Information Agent or your Custodian.

For a more detailed explanation of the tendering procedures, see Section 3 “Procedure for Tendering Shares.”

Can holders of stock options participate in the Offer?

The Offer is only for shares of IHC common stock and not for any options to acquire shares of IHC common stock. If you hold vested but unexercised stock options and you wish to participate in the Offer, you must exercise your stock options in accordance with the terms of the IHC’s stock option plan, and tender the Shares received upon the exercise in accordance with the terms of the Offer. Holders of vested options should evaluate the Offer carefully to determine if participation would be advantageous to them. For more information, see Section 3 “Procedure for Tendering Shares.”

What happens if more than 1,000,000 shares of IHC common stock are tendered in the Offer?

If more than 1,000,000 shares of IHC common stock are properly tendered and not properly withdrawn prior to the Expiration Time, we may not purchase all of the Shares you tender. Upon the terms and subject to the conditions of the Offer, all of the Shares tendered and not properly withdrawn will be subject to the “odd lot” priority and proration provisions described herein. For more information, see Section 1 “Number of Shares of IHC Common Stock; Purchase Price; Proration.”

If I own fewer than 100 shares of IHC common stock and I tender all of my shares, will I be subject to proration?

If you own fewer than 100 shares of IHC common stock in the aggregate, properly tender and do not withdraw all of your Shares prior to the Expiration Time, complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will purchase all of your Shares without proration. Section 1 “Number of Shares of IHC Common Stock; Purchase Price; Proration.”

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If I tender my Shares, can I withdraw my tender, and if so, until what time may I withdraw the Shares that I have tendered?

Yes. You may withdraw any Shares you have tendered at any time prior to the Expiration Time, or, if the Offer has been extended, to such later time and date to which we have extended the Offer. In addition, unless we have already accepted tendered Shares for payment, a stockholder may withdraw such stockholder’s tendered Shares at any time after 5:00 p.m., Eastern Time, on June 19, 2020 (40 Business Days following the date of this Offer to Purchase). For more information, see Section 4 “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

If Shares are registered in your name, for a withdrawal to be effective, the Depositary must receive (by regular mail or overnight courier), prior to the Expiration Time, a properly completed and duly executed notice of withdrawal, at the Depositary’s address set forth on the back cover page of the Offer to Purchase. If you tendered Shares using more than one Letter of Transmittal, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal. Some additional requirements apply if the certificates for Shares to be withdrawn have been delivered to the Depositary or if the Shares have been tendered under the procedure for book-entry transfer set forth in Section 3 “Procedure for Tendering Shares.” If you have tendered Shares by giving instructions to a Custodian, you must instruct such Custodian to arrange for the withdrawal of the Shares. For more information, see Section 4 “Withdrawal Rights.”

Has IHC or the Board adopted a position on the Offer?

While the Board has authorized the Offer, it has not made, and none of IHC, the Information Agent or the Depositary has made, will make, or is making, any recommendation to you as to whether you should tender or refrain from tendering all or a portion of your Shares. You must make your own decision as to whether to tender Shares and, if so, how many Shares to tender. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decision with your own tax advisor, financial advisor and/or broker. For more information, see Section 2 “Purpose of the Offer; Certain Effects of the Offer; Other Plans.”

Do IHC directors or executive officers intend to tender their shares of IHC common stock in the Offer?

All of our directors and executive officers have informed us that they do not intend to tender any of their shares of IHC common stock in the Offer (including shares of IHC common stock they are deemed to beneficially own). For more information, see Section 10 “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning IHC Common Stock.”

What will happen if I do not tender my IHC common stock?

Stockholders that do not participate in the Offer will retain their shares of IHC common stock and, if IHC completes the Offer, the Offer will increase their relative percentage ownership interest in IHC as a result thereof. For more information, see Section 2 “Purpose of the Offer; Certain Effects of the Offer; Other Plans.”

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If I tender my Shares, when and how will I get paid?

If the conditions to the Offer set forth in Section 6 “Conditions to the Offer” are satisfied or waived and we consummate the Offer and accept your Shares for payment, you will be entitled to an amount equal to the number of Shares you tendered into the Offer multiplied by the Purchase Price, net to you in cash, without interest, less any applicable withholding taxes, promptly following our acceptance of the Shares. We will pay for your validly tendered and not properly withdrawn Shares by depositing the aggregate Purchase Price with the Depositary, which will act as your agent for the purpose of receiving payments from us. In all cases, payment for Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, only after timely receipt by the Depositary of (i) stock certificates representing such Shares, if applicable, and a properly completed and duly executed Letter of Transmittal, including any required signature guarantees; (ii) if Shares are tendered through DTC’s ATOP procedures, a timely confirmation of the book-entry transfer of the Shares into the Paying Agent’s account at DTC; and (iii) any other documents required by the Letter of Transmittal, including documents required pursuant to the guaranteed delivery procedures. For more information, see Section 5 “Purchase of Shares and Payment of Purchase Price.”

What are the tax consequences if I tender my Shares?

Generally, if you are a U.S. Holder (as defined in Section 13 “U.S. Federal Income Tax Consequences”), the receipt of cash from us in exchange for Shares you tender in the Offer will be a taxable event for U.S. federal income tax purposes. The receipt of cash for the tendered Shares will generally be treated for U.S. federal income tax purposes either as (1) a sale or exchange eligible for capital gain or loss treatment or (2) a distribution from us in respect of Shares taxable as a dividend to the extent it is out of our current or accumulated earnings and profits, and otherwise eligible for capital gain treatment to the extent it exceeds our current and accumulated earnings and profits and your basis in your Shares. Different rules may apply to IHC common stock acquired as compensation (including Shares acquired upon the exercise of warrants, options or the vesting of restricted shares). For more information, see Section 13 “U.S. Federal Income Tax Consequences.”

Further, if you are a U.S. Holder, you should complete the Internal Revenue Service (the “IRS”) Form W-9 accompanying the Letter of Transmittal. Any tendering stockholder or other payee that is a U.S. Holder and that fails to timely complete, sign, and return to the Depositary the IRS Form W-9 accompanying the Letter of Transmittal (or any other IRS form, as may be applicable) may be subject to U.S. federal backup withholding tax. All stockholders should review the discussion in Section 13 “U.S. Federal Income Tax Consequences” regarding certain U.S. federal income tax consequences and consult their own tax advisors regarding the tax consequences of the Offer. If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered Shares to the registered holder, you will not incur any stock transfer tax. For more information, see Section 5 “Purchase of Shares and Payment of Purchase Price.”

If you are a Non-U.S. Stockholder (as defined in Section 13 “U.S. Federal Income Tax Consequences”), the payment of cash you receive for your tendered Shares may be subject to U.S. federal income tax withholding. For more information, see Section 13 “U.S. Federal Income Tax Consequences.”

Does IHC intend to purchase any shares of IHC common stock other than pursuant to the Offer during or after the Offer?

Rule 13e-4 and Rule 14e-5 of the Exchange Act prohibit us and our affiliates from purchasing any shares of IHC common stock, other than pursuant to the Offer, during the Offer and for the period ending ten (10) Business Days after the Expiration Time, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. After completing the Offer, we may consider additional repurchases of shares

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of IHC common stock through tender offers, open market purchases, privately negotiated transactions or otherwise, which may or may not be part of our existing stock repurchase program. Whether we make additional purchases after the conclusion of the ten (10) Business Day period following the Expiration Time will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in the Offer, our results of operations, financial position and capital requirements, the business and market conditions at the time, including the price of shares of our common stock, legal, tax, regulatory and contractual constraints or restrictions, and other factors our management and Board deem relevant. The price at which we may offer to repurchase shares of our common stock would be determined at the time we decided to do so and may be greater or less than the Purchase Price, and the purchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Offer. There is no assurance that we will make any additional repurchases or commence any additional tender offer or offers. For more information, see Section 10 “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning IHC Common Stock.”

Who can I talk to if I have questions about the Offer?

For additional information or assistance, you may contact D.F. King & Co., Inc., the Information Agent, at the address set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at IHC’s expense. Stockholders may also contact their Custodian for assistance concerning the Offer.

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FORWARD-LOOKING STATEMENTS

Certain statements and information contained in this Offer to Purchase and the documents incorporated by reference may be considered “forward-looking statements,” such as statements relating to management’s views with respect to future events and financial performance. When we use words like “intend,” “anticipate,” “believe,” “estimate,” “plan,” “expect,” “project,” or words of similar import, we are making forward-looking statements. Additionally, representatives of IHC may also make forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. We believe that the assumptions and expectations reflected in such forward-looking statements are reasonable and are based on information available to us on the date hereof, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. Potential risks and uncertainties include, but are not limited to, economic conditions in the markets in which we operate, new federal or state governmental regulation, our ability to effectively operate, integrate and leverage any past or future strategic acquisition, and other factors which can be found in our filings with the SEC. Other factors we have not identified may in the future prove to be important in affecting our business and results of operations. The forward-looking statements speak only of our views as of the statement dates. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless legally required.

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INTRODUCTION

To the Stockholders of IHC:

Introduction

Upon the terms and subject to the conditions of the Offer, we are offering to purchase from our stockholders up to 1,000,000 shares of our common stock, par value $1.00 per share, at a Purchase Price of $27.00 per Share, net to the seller in cash, without interest, less any applicable withholding tax.

The Offer will expire at 5:00 p.m., Eastern Time, on Thursday, May 21, 2020, unless the Offer is extended or withdrawn.

Only Shares properly tendered in the Offer and not properly withdrawn that are accepted by us will be purchased upon the terms and subject to the conditions of the Offer. However, because of “odd lot” priority and proration provisions described in this Offer to Purchase, all Shares tendered may not be purchased if more than the number of Shares we seek are properly tendered and not properly withdrawn. Shares tendered but not purchased pursuant to the Offer, including Shares not purchased because of “odd lot” priority and proration, will be returned promptly following the Expiration Time. For more information, see Section 3 “Procedure for Tendering Shares” and Section 4 “Withdrawal Rights.”

THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION, NOR IS IT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER, HOWEVER, IS SUBJECT TO THE SATISFACTION OF CERTAIN CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. FOR MORE INFORMATION, SEE Section 6 “Conditions of the Offer.”

THE BOARD HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF IHC, THE BOARD, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE, WILL MAKE OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL OR DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE. IF ANYONE MAKES ANY RECOMMENDATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEPOSITARY OR THE INFORMATION AGENT. YOU MUST DECIDE WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD READ AND EVALUATE CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER. FOR MORE INFORMATION, SEE SECTION 2 “PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; OTHER PLANS.” YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR, AND/OR BROKER.

Tendering stockholders that hold Shares registered in their own name and that tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, or, except as set forth in Section 5 “Purchase of Shares and Payment of Purchase Price” of this Offer to Purchase, stock transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders holding Shares in a brokerage account or otherwise through a Custodian are urged to consult their Custodian to determine whether any charges may apply if stockholders tender Shares through such Custodian and not directly to the Depositary.

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Any tendering stockholder or other payee that is a U.S. Holder and that fails to timely complete, sign, and return to the Depositary the IRS Form W-9 accompanying the Letter of Transmittal (or any other IRS form, as may be applicable) may be subject to U.S. federal backup withholding tax on the gross proceeds paid to the U.S. Holder pursuant to the Offer. For more information, see Section 3 “Procedure for Tendering Shares” and Section 13 “U.S. Federal Income Tax Consequences.”

We will reimburse the Depositary and the Information Agent for reasonable out of pocket expenses and indemnify such firms against certain liabilities in connection with their services pursuant to the Offer. For more information, see Section 15 “Fees and Expenses.”

As of April 24, 2020, there were 14,785,565 shares of our common stock issued and outstanding. The 1,000,000 Shares that we are offering to purchase under the Offer represent approximately 6.8% of our shares of common stock outstanding as of April 24, 2020. Our shares of common stock are listed on the NYSE and trade under the symbol “IHC.” We announced our intention to make the Offer at a price per share of $27.00 after the market closed on April 17, 2020. Immediately prior to the announcement after market close on April 17, 2020 of the proposed tender offer, the reported price of IHC common stock on the NYSE was $26.00 per share. You are urged to obtain current market quotations for shares of our common stock before deciding whether to tender Shares pursuant to the Offer. For more information, see Section 7 “Price Range of IHC Common Stock; Dividends on IHC Common Stock.”

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THE OFFER

1.	Number of Shares of IHC Common Stock; Purchase Price; Proration

IHC is offering to purchase for cash up to 1,000,000 shares of its common stock, par value $1.00 per share. Upon the terms and subject to the conditions to the Offer, we will pay $27.00 per Share, net to the seller in cash, without interest, less any applicable tax withholding, for all Shares validly tendered before the Expiration Time and not properly withdrawn in accordance with Section 4 “Withdrawal Rights.” The Offer will be open until 5:00 p.m., Eastern Time, on Thursday, May 21, 2020, unless we elect to extend the period of time for which the Offer is open. If we extend the period of time for which the Offer is open, the new Expiration Time will refer to the latest time and date at which the Offer, as so extended, expires. For a description of our right to extend the time during which the Offer is open and to delay, terminate or amend the Offer, see Section 14 “Extension of Offer; Termination; Amendment.”

Shares acquired pursuant to the Offer will be acquired by us free and clear of all liens, charges, encumbrances, security interests, claims, restrictions, and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions that may be declared, paid, issued, distributed, made, or transferred on or in respect of such Shares to stockholders of record on or prior to the date on which Shares are taken up and paid for under the Offer shall be for the account of such stockholders.

The Offer is not subject to a financing condition, nor is it conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to the satisfaction of certain conditions set forth in this Offer to Purchase. For more information, see Section 6 “Conditions of the Offer.”

The Purchase Price will be adjusted to reflect the effect of any stock split, reverse stock split, stock dividend, cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of IHC common stock that occurs on or after April 24, 2020 and prior to the date any Shares are accepted for payment.

If more than 1,000,000 Shares are properly tendered pursuant to the Offer and/or if we will not be able to maintain our listing on the NYSE if all Shares validly tendered and not properly withdrawn in the Offer were accepted for payment, then we will purchase Shares in the following order of priority:

•	First, we will purchase all Odd Lots (as defined below) of less than 100 Shares at the Purchase Price from stockholders who:

o	properly tender all of their shares of IHC common stock and do not properly withdraw them before the Expiration Time; and

o	complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arranges with the owner’s broker, dealer, commercial bank, trust company or other nominee for such completion); and

•	Second, we will purchase Shares from all other stockholders who properly tender Shares and do not properly withdraw them prior to the Expiration Time on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares.

As a result of the foregoing provisions, it is possible that all of the Shares that a stockholder tenders in the Offer may not be purchased.

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The term “Odd Lots” means all Shares properly tendered prior to the Expiration Time and not properly withdrawn by any person (an “Odd Lot Holder”) who owned beneficially or of record an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this priority, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3 “Procedure for Tendering Shares.” Odd Lots tendered will be accepted for payment before any proration of the purchase of other tendered Shares. This priority is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if such holders have separate accounts or certificates representing fewer than 100 Shares. By tendering in the Offer, an Odd Lot Holder who holds Shares in his, her or its name and tenders such Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the holder’s shares of IHC common stock. Any Odd Lot Holder wishing to tender Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery (or, in the case of a beneficial owner, arrange for such completion with the beneficial owner’s Custodian).

If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional Shares, proration for each stockholder tendering Shares (other than Odd Lot Holders) will be based on the ratio of the number of Shares validly tendered and not properly withdrawn by such stockholder to the total number of Shares validly tendered and not properly withdrawn by all stockholders (other than Odd Lot Holders). Because of the difficulty in determining the number of Shares validly tendered and not properly withdrawn, we do not expect to be able to announce the final proration factor until up to five Business Days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. IHC stockholders may also obtain preliminary proration information from the Information Agent or their brokers.

In the event of proration, we will determine the proration factor promptly after the Expiration Time. Certificates for all Shares tendered and not purchased, and Shares not purchased due to proration, will be returned or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Time.

As described in Section 13 “U.S. Federal Income Tax Consequences,” the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender Shares.

This Offer to Purchase and the Letter of Transmittal will be mailed by or on our behalf to record holders of our common stock and will be furnished to brokers, dealers, commercial banks, trust companies, and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on IHC's stockholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of IHC common stock.

2.	Purpose of the Offer; Certain Effects of the Offer; Other Plans

Purpose of the Offer. The Company has reviewed a variety of alternatives for using our available free cash. It believes that the Offer is a prudent use of our available free cash and an effective means of providing liquidity to our stockholders.

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The Company believes that the Offer represents a mechanism to provide all of our stockholders with the opportunity to receive a return of some or all of their investment if they so elect. The Offer also provides participating stockholders (particularly those that, because of the size of their holdings, might not be able to sell their shares of our common stock without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares of our common stock. In addition, if we complete the Offer, stockholders that do not participate in the Offer will retain their shares of IHC common stock and increase their relative percentage ownership interest in IHC. Further, the Offer could result in a capital structure that may improve the return on equity for continuing stockholders or be accretive to earnings per share.

The Offer also provides our stockholders with an efficient way to sell their shares of IHC common stock without incurring broker’s fees or commissions or other transaction costs associated with open market sales, although if Shares are held through a Custodian, such Custodian may charge a fee for tendering Shares on your behalf. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable Odd Lot discounts that might be payable on sales of their Shares in transactions on the NYSE.

Certain Effects of the Offer. After the Offer is completed, we believe that we will continue to maintain sufficient liquidity to fund ongoing operations, including working capital requirements, dividends, planned capital expenditures and other investments.

Based on the published guidelines of the NYSE and the conditions of the Offer, we believe that our purchase of up to 1,000,000 Shares pursuant to the Offer will not result in delisting of our remaining shares of common stock on the NYSE. Our common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in our common stock becoming eligible for deregistration under the Exchange Act. We are not required to purchase or pay for Shares pursuant to the Offer if we determine that the consummation of the Offer will cause our common stock to be delisted from the NYSE or be eligible for deregistration under the Exchange Act. For more information, see Section 6 “Conditions of the Offer.”

Shares we acquire pursuant to the Offer will be retained by us as treasury shares (unless and until the Board determines to retire or reissue such Shares). The Shares will be held in treasury with the status of authorized shares and will be available for us to reissue without further stockholder action for all purposes, except as prohibited or limited by applicable law or the rules of the NYSE. We have no current plans for the reissuance of Shares purchased pursuant to the Offer, but reserve the right to do so without notice.

The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate Purchase Price of Shares we purchase and a corresponding reduction in total cash and cash equivalents. Further, the Offer will reduce our “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets), and is likely to reduce the number of our stockholders, which may result in lower stock prices and/or reduced liquidity in the trading market for our common stock following completion of the Offer.

All of our directors and executive officers have informed us that they do not intend to tender any of their shares of IHC common stock in the Offer (including shares of IHC common stock they are deemed to beneficially own). For more information, see Section 10 “Interests of Directors and Executive Officers; Transactions and Arrangements Concerning IHC Common Stock.”

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Other Plans. Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals, or negotiations underway that relate to or would result in any of the following:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our present Board or senior management, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities being delisted from the NYSE;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company, or the disposition by any person of our securities; or

•	any changes in our charter, by-laws or other governing instruments or other actions that could impede the acquisition of control of the Company.

Although we do not currently have any plans, other than as disclosed in this Offer to Purchase, which relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time we deem appropriate.

3.	Procedure for Tendering Shares

Valid Tender of Shares. If you want to tender all or any portion of your Shares, you must do one of the following prior to 5:00 PM, Eastern Time, on May 21, 2020 (unless the Offer is extended):

a.	Registered Holders: If the Shares are registered in your name, deliver (by regular mail or overnight courier) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and any other documents required by the Letter of Transmittal, to Broadridge Corporate Issuer Solutions, Inc., the Depositary for the Offer, at its address set forth on the back cover of this Offer to Purchase. For Shares held as physical certificates, also deliver the certificates for tendered Shares;

b.	Holders Whose Shares are Held by Brokers: If Shares are registered in the name of a Custodian (a broker, dealer, commercial bank, trust company or other nominee), contact your Custodian and request that your Custodian tender your Shares for you according to the procedure described in this Section 3; or

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c.	DTC Participants: If you are an institution participating in DTC, tender Shares according to the procedure for book-entry transfer described in this Section 3.

Custodians and DTC participants are not required to, and should not, submit the written Letter of Transmittal to the Depositary or DTC in connection with any tender submitted through DTC’s ATOP system, but must submit any documentation required for processing through the ATOP system.

Odd Lot Holders must tender all of their Shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as described in Section 1 “Number of Shares of IHC Common Stock; Purchase Price; Proration.”

Certificates for Shares, together with a properly completed Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to IHC or the Information Agent. Any certificates delivered to IHC or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

This Offer to Purchase and the Letter of Transmittal will be mailed by or on our behalf to record holders of shares of IHC common stock and will be furnished by or on our behalf to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on IHC’s stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of IHC common stock. The method of delivery of the Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation (as defined below)). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer. The Depositary has agreed to establish an account or accounts with respect to the Shares at DTC for purposes of the Offer within three Business Days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make book-entry delivery of Shares by causing DTC to transfer the Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at DTC, the properly completed and duly executed Letter of Transmittal, with any required signature guarantees, and any other required documents must, in any case, be received by the Depositary at the address set forth on the back cover of this Offer to Purchase before the Expiration Time. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation.”

Delivery of documents to DTC does not constitute delivery to the Depositary.

Stockholders holding IHC common stock in a brokerage account or otherwise through a Custodian must contact their Custodian to tender their Shares. Stockholders that hold IHC common stock through a nominee are urged to consult their nominee to determine whether any charges may apply if stockholders tender Shares through such nominee and not directly to the Depositary.

Guaranteed Delivery. If you wish to tender Shares in the Offer and your certificates for the Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Time, or the procedures for book-entry transfer cannot be completed on a timely basis, or if time will not permit delivery

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of all required documents to the Depositary prior to the Expiration Time, the Shares may still be tendered if all of the following conditions are met:

•	the tender is made by or through a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad–15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”);

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this Offer to Purchase is received (by regular mail or overnight courier) by the Depositary prior to the Expiration Time; and

•	within two Business Days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery, the Depositary receives a properly completed and duly executed Letter of Transmittal, and any required signature guarantees and other documents required by the Letter of Transmittal or, if you are tendering Shares through DTC’s ATOP procedures, the Depositary, in its capacity as the paying agent (the “Paying Agent”), receives confirmation of book-entry transfer of the Shares into the Paying Agent’s account at DTC.

A Notice of Guaranteed Delivery must be delivered to the Depositary by regular mail or overnight courier before the Expiration Time and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Stockholders may contact the Information Agent, the Depositary or their Custodian for assistance. The contact information for the Information Agent and the Depositary is on the back cover page of this Offer to Purchase.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if:

•	the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

•	Shares are tendered for the account of an Eligible Institution.

In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. For more information, see Instructions 1, 8 and 10 to the Letter of Transmittal. If a share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to a person other than the registered holder(s) of the certificates surrendered, then the tendered share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder(s) appear on the share certificate, with the signature or signatures on the certificates or stock powers guaranteed by an Eligible Institution. For more information, see Instructions 8 and 10 to the Letter of Transmittal.

Stock Options. The Offer is made only for the Shares and is not made for any options to acquire shares of IHC common stock. Options to purchase shares of IHC common stock cannot be tendered in the Offer. If you hold currently vested but unexercised options and you wish to participate in the Offer, you may exercise such options in accordance with the terms of IHC’s stock option plan and tender Shares received upon such exercise in accordance with the Offer. Any such exercise should be completed sufficiently in advance of the Expiration Time to assure the holder of such options that such holder will have sufficient time to comply with the procedures for tendering Shares described in this Section 3. You should evaluate the Offer carefully to determine if participation would be advantageous to you based on your stock option exercise price(s) and the expiration date of your options, the Purchase Price, and the provisions for pro rata purchases by us described in Section 1 “Number of Shares of IHC Common Stock; Purchase Price; Proration.” We strongly encourage such holders to discuss the Offer with their broker or other financial or tax advisor. An exercise of an option cannot be revoked even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason.

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It is the stockholder’s responsibility to tender Shares in the Offer to the extent that such stockholder wishes to participate, and it may be difficult to secure delivery of shares of IHC common stock issued pursuant to vested stock options in a time period sufficient to allow for the tender of such Shares prior to the Expiration Time. Accordingly, we suggest that you exercise your vested options and satisfy the exercise price for such shares of IHC common stock in accordance with the terms of the equity compensation plan and award agreement at least four Business Days prior to the Expiration Time.

Tender Constitutes Binding Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when we have accepted for payment Shares validly tendered and not properly withdrawn, we will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not be subject to any adverse claims. Our acceptance for payment of Shares validly tendered according to any of the procedures described above and in the Instructions to the Letter of Transmittal will constitute a binding agreement between us and the tendering stockholder upon the terms and subject to the conditions to the Offer (and if the Offer is extended or amended, the terms and conditions of such extension or amendment).

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal or other required documents and as to the proper form for transfer of any share certificate, shall be determined by us in our sole discretion, which shall be final and binding. We have the absolute right to determine whether to reject any or all tenders determined by us to not be in proper or complete form or in the opinion of our counsel, to be unlawful. We also reserve the right to waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered Shares. Our interpretation of the Offer, this Offer to Purchase, the Letter of Transmittal and the instructions thereto (including the determination of whether any tender is complete and proper) shall be final and binding.

No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. We reserve the right to waive any irregularities, defects or conditions in any tender with respect to any particular Shares, whether or not we waive similar defects or irregularities in the case of any other stockholder. Neither we nor the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

If any tendered Shares are not accepted for payment for any reason, or if fewer than all shares of IHC common stock evidenced by a stockholder’s certificates are tendered, certificates representing unpurchased

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shares of IHC common stock will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at DTC in accordance with the procedures set forth in this Section 3, the Depositary will notify DTC of our decision not to accept the Shares and the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC) promptly after the expiration or termination of the Offer or the proper withdrawal of Shares.

If we extend the Offer, or if we are delayed in our acceptance for payment or payment for Shares or are unable to pay for Shares in the Offer for any reason, then, without prejudice to our rights under the Offer and subject to applicable law and the rules and regulations of the SEC, the Depositary may, nevertheless, on our behalf, retain tendered Shares, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 4 “Withdrawal Rights.” Our ability to delay payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return the Shares promptly after the termination or withdrawal of the Offer.

We will announce by press release the final results of the Offer, including whether all of the conditions to the Offer have been fulfilled or waived and whether we will accept the tendered Shares for payment, promptly after expiration of the Offer, except that if there is proration, more time will be needed.

Lost or Destroyed Certificates. If any certificate representing Shares has been lost or destroyed, the stockholder should promptly notify the Depositary at (844) 898-7017. The stockholder will then be instructed as to the steps that must be taken to replace the certificate(s) or submit an affidavit of lost or destroyed certificate(s). The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are advised to contact the Depositary immediately to permit timely processing of this documentation.

U.S. Federal Backup Withholding Tax. As described in Section 13 “U.S. Federal Income Tax Consequences,” the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender Shares. In addition, under the U.S. federal backup withholding tax rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. Holder pursuant to the Offer must be withheld and remitted to the IRS, unless the tendering stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalty of perjury, among other things, that the number is correct. Therefore, each tendering stockholder that is a U.S. Holder should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid U.S. federal backup withholding tax, unless the stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to such backup withholding tax. If a U.S. Holder does not provide the Depositary with the correct taxpayer identification number, the U.S. Holder may be subject to penalties imposed by the IRS.

4.	Withdrawal Rights

Except as provided in this Section 4, or as provided by applicable law, tenders of Shares are irrevocable.

Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the Expiration Time. In addition, pursuant to Section 13e-4 of the Exchange Act, the Shares may be withdrawn at any time after 5:00 p.m., Eastern Time, June 19, 2020, which is 40 Business Days after the commencement of the Offer, if the validly tendered Shares have not yet been accepted for payment.

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Withdrawals by Registered Holders. If Shares are registered in your name (i.e., if you are an individual who is the record and beneficial owner of the Shares), for a withdrawal to be effective, the Depositary must receive (by regular mail or overnight courier), prior to the Expiration Time, a properly completed and duly executed notice of withdrawal, at the Depositary’s address set forth on the back cover page of this Offer to Purchase. If you tendered Shares using more than one Letter of Transmittal, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal.

Withdrawals by Custodians and DTC Participants. If you are a Custodian tendering Shares on behalf of your client or an institution participating in DTC who tendered Shares in accordance with DTC’s ATOP system, for a withdrawal to be effective, you must comply with DTC’s procedures for withdrawal of tenders.

Holders who tendered their Shares to the Depositary, in its capacity as the Paying Agent, through DTC’s ATOP system should electronically transmit their withdrawal through DTC’s ATOP system, subject to the terms and conditions of that system. Holders transmitting their withdrawal through DTC’s ATOP system must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC.

Validity of a Withdrawal. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase, and must specify the name of the person who tendered the Shares to be withdrawn, the number and type of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares to be withdrawn and, unless an Eligible Institution has tendered those Shares, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered according to the procedures for book-entry transfer as set forth in Section 3 “Procedure for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures described in Section 3 “Procedure for Tendering Shares” at any time before the Expiration Time.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by IHC in its sole discretion, which determination will be final and binding. We reserve the right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of Shares by any stockholder, whether or not we waive similar defects or irregularities in the case of any other stockholder. None of IHC, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing stockholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

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5.	Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), and provided that the Offer has not been terminated as described in Section 14 “Extension of Offer; Termination; Amendment,” we will accept for payment and promptly pay for all Shares validly tendered before the Expiration Time and not properly withdrawn in accordance with Section 4 “Withdrawal Rights.” For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, subject to the Odd Lot priority and proration provisions of the Offer, Shares that are properly tendered and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the aggregate Purchase Price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the Purchase Price, regardless of any extension of or amendment to the Offer or any delay in making payment. If certain events occur prior to the Expiration Time, we may not be obligated to purchase Shares pursuant to the Offer. For more information, see Section 6 “Conditions of the Offer.”

For a description of our rights and obligations to extend or terminate the Offer and not accept for payment or pay for Shares, or to delay acceptance for payment or payment for Shares, see Section 14 “Extension of Offer; Termination; Amendment.”

On the terms and subject to the conditions of the Offer, promptly after the Expiration Time, we will accept for purchase and pay the Purchase Price for all Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after:

•	timely receipt by the Depositary of the stock certificate, if certificated, and a properly completed and duly executed Letter of Transmittal, including any required signature guarantees;

•	if Shares are tendered through DTC’s ATOP procedures, a timely confirmation of the book-entry transfer of the Shares into the Paying Agent’s account at DTC as described in Section 3 “Procedure for Tendering Shares;” and

•	any other documents required by the Letter of Transmittal, including documents required pursuant to the guaranteed delivery procedures.

Accordingly, tendering stockholders may be paid at different times depending upon when share certificates or Book-Entry Confirmations with respect to such Shares are actually received by the Depositary. The Purchase Price paid to any stockholder will be the highest per Share consideration paid to any other stockholder for Shares properly tendered in the Offer.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the aggregate Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares of IHC common stock are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.

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6.	Conditions of the Offer

The Offer is not subject to a financing condition, nor is it conditioned on any minimum number of Shares being tendered. However, we will not be required to accept for payment, purchase, or pay for any Shares tendered and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered, subject to Rule 13e-4(f)(5) of the Exchange Act (which requires that the issuer making the Offer either pay the consideration offered or return tendered Shares promptly after the termination or withdrawal of the Offer), unless at all times on or after the commencement of the Offer and before the Expiration Time:

•	All applicable consents or approvals required in connection with the Offer are obtained;

•	(A) No statute, rule, regulation, legislation, judgment, order or injunction has been enacted, enforced, amended, issued or deemed applicable to the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency of competent jurisdiction, domestic or foreign, and (B) no suit, action or proceeding has been brought by any U.S. federal or state governmental authority (each a “Specified Governmental Authority”) of competent jurisdiction against us or our subsidiaries which remains pending, and no Specified Governmental Authority of competent jurisdiction has officially notified us of such governmental authority’s intention to commence any such suit, action or proceeding, which would, in the case of either clause (A) or (B), directly or indirectly, (a) make illegal, restrain, prohibit or delay the consummation of the Offer, (b) require us to take or agree to unreasonable actions in connection with the consummation of the Offer, (c) impose material limitations on our ability to effectively acquire, hold or exercise full rights of ownership of the Shares, (d) require our divestiture of any shares of our common stock or (e) otherwise has or may have a material adverse effect on our business, assets, liabilities, financial condition, capitalization, operations or results of operations or may result in a material diminution in the value of IHC common stock;

•	No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States, declaration of a banking moratorium or any suspension of payment in respect of banks in the United States, or any governmental or regulatory limitation or any event or adverse change in the financial or capital markets generally, which, in our judgment, might affect the extension of credit by banks or other lending institutions in the United States, shall have occurred;

•	No change has occurred, is occurring or is threatened to occur, in our business, assets, liabilities, financial condition, capitalization, operations or results of operations that would reasonably be expected to have a material adverse effect on us;

•	No changes in the general political, market, economic, or financial conditions in the United States or abroad that could have a material adverse effect on our business, financial condition, income, operations, business, or financial prospects shall have occurred;

•	No commencement or escalation of war, armed hostilities, or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, shall have occurred;

•	No decline of 10% or more in the market price of IHC common stock or in the Dow Jones Industrial Average, NYSE Index or the Standard & Poor’s 500 Composite Index shall have occurred during the Offer;

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•	No person shall have proposed, announced, or made a tender or exchange offer (other than this Offer), merger, business combination, or other similar transaction involving IHC, nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination, or other similar transaction;

•	We have not made a determination that there is a reasonable likelihood that the consummation of the Offer is reasonably likely to cause IHC common stock to be eligible for deregistration under the Exchange Act or to be delisted from the NYSE; and

•	IHC has not learned that:

o	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act), or person has acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before the date of this Offer to Purchase);

o	any entity, group, or person that has filed with the SEC a Schedule 13D or Schedule 13G relating to IHC on or before the date of this Offer to Purchase has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding common stock;

o	any new group has been formed that beneficially owns more than 5% of our outstanding common stock (options for and other rights to acquire IHC common stock that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause); or

o	any entity, group or person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire IHC.

We will determine the satisfaction or existence of any of the conditions to the Offer in our sole discretion.  These conditions are for our sole benefit and may be asserted in our sole discretion regardless of the circumstances giving rise to any of these conditions and may be waived (to the extent legally permissible) in our sole discretion in whole or in part at any time or from time to time before the Expiration Time. We expressly reserve the right to waive any of the conditions to the Offer (to the extent legally permissible) and to make any change in the terms of or conditions to the Offer in accordance with the applicable rules and regulations of the SEC.  Our failure at any time to exercise our rights under any of these conditions will not be deemed a waiver of any such right.  The waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances.  Each such right will be deemed an ongoing right which may be asserted at any time or from time to time, except that any such right may not be asserted after the Expiration Time.  Any determination made by us concerning the events described in this Section 6 will be final and binding upon all parties, subject to the tendering stockholder’s right to bring any dispute with respect thereto before a court of

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competent jurisdiction. The foregoing conditions are in addition to, and not in limitation of, our right to extend, terminate and/or modify the Offer.

If by 5:00 p.m., Eastern Time, on Thursday, May 21, 2020 (or any other time or date subsequently set as the Expiration Time), any or all of the conditions to the Offer have not been satisfied or waived, we may, subject to applicable rules and regulations of the SEC:

•	waive any of the unsatisfied conditions to the Offer and, subject to complying with the rules and regulations of the SEC applicable to the Offer, accept for payment and pay for all Shares validly tendered and not properly withdrawn before the Expiration Time;

•	extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Time, retain the Shares that have been tendered during the period or periods for which the Offer is open or extended; or

•	amend or make modifications to the Offer.

7.	Price Range of IHC Common Stock; Dividends on IHC Common Stock

Shares of IHC common stock are listed and traded on the NYSE under the symbol “IHC.” The following table sets forth, for fiscal quarter indicated, the high and low reported sales price for the shares of IHC common stock on the NYSE, based on published financial sources, and the cash dividends declared.

	High	Low	Cash Dividend Declared
Fiscal Year ended December 31, 2018

First quarter	$36.36	$26.55	$-
Second quarter	39.85	32.90	.15
Third quarter	38.65	32.80	-
Fourth quarter	40.66	34.41	.15

Fiscal Year ended December 31, 2019

First quarter	$41.04	$34.63	$.20
Second quarter	39.26	33.37	-
Third quarter	39.40	35.76	-
Fourth quarter	42.60	36.80	.20

Fiscal Year ended December 31, 2020

First quarter	$43.60	$22.48	$.22

We issue a semi-annual dividend each year, as declared.

As of March 31, 2020, there were 14,818,839 shares of IHC common stock outstanding.

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We announced our intention to make the Offer at a price per share of $27.00 after the market closed on April 17 2020. Immediately prior to the announcement after market close on April 17, 2020 of the proposed tender offer, the reported price of IHC common stock on the NYSE was $26.00 per share. .. Stockholders are urged to obtain a current market quotation of IHC common stock before deciding whether to tender Shares.

8.	Source and Amount of Funds

Completion of the Offer is not conditioned upon obtaining financing. Assuming we purchase 1,000,000 shares of IHC common stock pursuant to the Offer at the Purchase Price, we estimate that the total amount of funds required to complete the Offer will be $27,000,000, plus approximately $70,000 in related transaction fees and expenses. We will acquire these funds from available cash and cash equivalents.

9.	Certain Information Concerning the Company

We are a holding company that is principally engaged in underwriting, administering and/or distributing group and individual specialty benefit products, including disability, supplemental health, pet, and group life insurance through our subsidiaries. We own three insurance companies (Standard Security Life Insurance Company of New York, Madison National Life Insurance Company, Inc. and Independence American Insurance Company). We also own the following agencies: (i) PetPartners Inc., our pet insurance administrator; (ii) IHC Specialty Benefits, Inc., a technology-driven full-service marketing and distribution company that focuses on small employer and individual consumer products through its call center, career agents, and Independence Brokerage Group; and (iii) The INSX Cloud Platform through My1HR, our wholly owned Web Based Entity. We also own the following domains: www.healthedeals.com; www.healthinsurance.org; www.medicareresources.org; www.petplace.com; and mypetinsurance.com.  The information contained in, accessible from or connected to these websites is not incorporated into, or otherwise a part of, this Offer to Purchase or any of our filings with the SEC.

Our principal executive offices are located at 96 Cummings Point Road, Stamford, CT 06902, and our telephone number is (203) 358-8000.

Available Information. We are subject to the informational filing requirements of the Exchange Act and, in accordance therewith, are obligated to file reports, proxy statements and other information with the SEC relating to (i) our business, financial condition and other matters, information as of particular dates concerning our directors and officers, their remuneration and any options, stock appreciation rights, performance awards, deferred stock and restricted stock granted to them, (ii) the principal holders of our securities, and (iii) any material interests of such persons in transactions with us, is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. We also have filed a Schedule TO with the SEC that includes additional information relating to the Offer.

These reports, proxy statements and other information are available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov. They will also be available free of charge through our corporate website at www.ihcgroup.com as soon as reasonably practicable after such reports are filed with, or furnished to, the SEC. The information contained in, accessible from or connected to our website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of our filings with the SEC.

Except as otherwise set forth in this Offer to Purchase, the information about us contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Neither we nor the Information Agent takes responsibility for the accuracy or completeness of the information contained in such documents

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and records or for our failure to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to us or the Information Agent. Publicly available information about us may contain errors.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents that have been previously filed with the SEC contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed on March 16, 2020, and amended by Amendment No. 1 on Form 10-K/A on March 16, 2020 and Amendment No. 2 on Form 10-K/A filed on April 23, 2020; and

•	Current Reports on Form 8-K, as filed on March 24, 2020 (as amended by Form 8-K/A filed on April 9, 2020)..

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address or website set forth above, or by visiting our website at www.ihcgroup.com. The information contained on our website is not part of this Offer to Purchase. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

For banks and brokers: (212) 269-5550

For all others: (877) 864-5057 (toll free)

Email: ihc@dfking.com

10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning IHC Common Stock.

Shares Outstanding. As of April 24, 2020, there were 14,785,565 shares of IHC common stock outstanding. The 1,000,000 shares of IHC common stock that IHC is offering to purchase under the Offer represent approximately 6.8% of the total number of shares of IHC common stock outstanding as of April 24, 2020.

Interests of Directors and Executive Officers and Affiliates. As of March 31, 2020, our directors and executive officers as a group (11 persons) beneficially owned an aggregate of 1,063,348 shares of IHC common stock, representing 7.0% of the total number of outstanding shares of our common stock. Our directors and executive officers are entitled to participate in the Offer on the same basis as other stockholders. However, all of our directors and executive officers have informed us that they do not intend to tender any of their shares of IHC common stock in the Offer (including shares of IHC common stock

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they are deemed to beneficially own). Geneve Corporation, our majority stockholder, has also informed us that it does not intend to tender shares of IHC common stock in the Offer.

Outside of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of IHC, sell their shares of IHC common stock from time to time in open market transactions at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders pursuant to the Offer.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Other than as described in the notes to the following table, we believe that all persons named in the table have sole voting and investment power with respect to the shares of IHC common stock beneficially owned by them.

The following table sets forth certain information regarding the beneficial ownership of the shares of IHC common stock as of March 31, 2020 for each of our directors and executive officers. All share ownership figures include shares of common stock issuable upon exercise of options or warrants exercisable within 60 days of such date, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person. The address of each individual named below is c/o Independence Holding Company, 96 Cummings Point Road, Stamford, CT 06902.

Name of Beneficial Owner	Number of Shares		Percent of Class

Mr. Gary J. Balzofiore	55,039	(1)	*
Mr. Vincent J. Furfaro	23,667	(2)	*
Mr. Larry R. Graber	92,982	(3)	*
Ms. Teresa A. Herbert	129,884	(4)	*
Mr. David T. Kettig	139,277	(5)	*
Mr. Allan C. Kirkman	32,076		*
Mr. John L. Lahey	28,050		*
Mr. Steven B. Lapin	122,162	(6)	*
Mr. Ronald I. Simon	43,950	(7)	*
Mr. James G. Tatum	44,076
Mr. Roy T. K. Thung	352,185	(8)	2.4%
All directors and executive officers as a group (11 persons)	1,063,348		7.0%

*       Represents less than 1% of the outstanding common stock.

(1)	Includes 24,667 shares of common stock underlying stock options exercisable within sixty (60) days from the date above.

(2)	Includes 23,667 shares of common stock underlying stock options exercisable within sixty (60) days from the date above.

(3)	Includes 37,500 shares of common stock underlying stock options exercisable within sixty (60) days from the date above.

(4)	Includes 46,100 shares of common stock underlying stock options exercisable within sixty (60) days from the date above. Excludes the 9,145,226 shares of common stock held by Geneve

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Holdings, Inc. (“GHI”), of which Ms. Herbert is an officer.

(5)	Includes 50,933 shares of common stock underlying stock options exercisable within sixty (60) days from the date above.

(6)	Excludes the 9,145,226 shares of common stock held by GHI, of which Mr. Lapin is an officer.

(7)	Includes 33,950 shares of common stock held by the Simon Family Trust and 2,000 shares of common stock held in Mr. Simon’s wife’s IRA account, all of which shares Mr. Simon disclaims beneficial ownership.

(8)	Includes 113,667 shares of common stock underlying stock options exercisable within sixty (60) days from the date above. Excludes the 9,145,226 shares of common stock held by GHI, of which Mr. Thung is an officer.

Transactions with Executive Officers and Directors. The descriptions of the following agreements do not purport to be complete and are qualified in their entirety by reference to the respective agreements, copies of which are filed as exhibits to Schedule TO and are incorporated herein by reference.

With Roy T.K. Thung

IHC is party to a Retirement Benefits Agreement with Mr. Roy T.K. Thung, dated as of September 30, 1991, and amended by amendments dated as of December 20, 2002, June 17, 2005 and December 31, 2008, respectively, pursuant to which Mr. Thung is entitled to a lump-sum cash payment upon a “separation from service” from IHC of $1,659,557, increasing on a cumulative, compounding basis of 6% per annum from December 31, 2008. “Separation from service” is as defined under U.S. Treasury Regulations 1.409A-1(h)(1), and would generally include Mr. Thung’s death, retirement or any other termination of employment, including permanent disability.

IHC is party to the Officer Employment Agreement by and between IHC and Mr. Roy T.K. Thung, IHC’s Chief Executive Officer and Chairman of the Board of Directors, dated as of May 11, 2011. Under this employment agreement, if Mr. Thung’s employment by IHC or its affiliate were to cease under certain circumstances, Mr. Thung would be entitled to receive a lump-sum severance amount equal to the average annual aggregate total compensation received by Mr. Thung during the preceding five years, adjusted pro rata for the applicable severance period. The applicable severance period would be the longer of: (i) twelve months; and (ii) a number of months equal to the aggregate number of years of service of Mr. Thung to IHC and its affiliates. The circumstances under which such severance would be paid are: (i) Mr. Thung’s employment by IHC being involuntarily terminated under circumstances that would not constitute “cause” (examples of “cause” being Mr. Thung’s material failure to follow IHC’s lawful directions, material failure to follow IHC’s corporate policies, breach of the non-compete covenants in the employment agreement or his engaging in unlawful behavior that would damage IHC or its reputation); (ii) such employment being voluntarily terminated under circumstances that would constitute “good reason” (examples of “good reason” being in connection with IHC’s material breach of its obligations under the employment agreement, IHC’s non-renewal of the employment agreement or change in control of IHC or its ultimate parent); or; (iii) upon Mr. Thung’s death or permanent disability. Further, under the agreement, Mr. Thung is also entitled to strategic and long-term incentive payments, whereupon Mr. Thung will receive an incentive payment upon the disposition of a strategic asset of IHC equal to 3% of the amount above which the consideration received by IHC for such disposition exceeds the book value of such asset as of March 31, 2011. In addition, any termination of the agreement other than for “cause” triggers an incentive payment to Mr. Thung in respect of such appreciation in the overall book value of IHC. The initial term of Mr. Thung’s employment agreement is two years from the date it was entered into, but, by its terms, it will be

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automatically extended for successive two-year periods unless one hundred twenty days’ prior notice of non-renewal is given by IHC.

With Teresa A. Herbert

IHC is party to the Officer Employment Agreement, by and between IHC and Ms. Teresa A. Herbert, IHC’s Chief Financial Officer and Senior Vice President, dated as of April 18, 2011. Under this employment agreement, if Ms. Herbert’s employment by IHC or its affiliate were to cease under certain circumstances, Ms. Herbert would be entitled to receive a severance amount equal to the average annual aggregate total compensation received by Ms. Herbert during the preceding five years, adjusted pro rata for the applicable severance period. The applicable severance period would be the longer of: (i) twelve months; or (ii) a number of months equal to the aggregate number of years of service of Ms. Herbert to IHC and its affiliates, not to exceed twenty-four months. The circumstances under which such severance would be paid are (i) Ms. Herbert’s employment by IHC being involuntarily terminated under circumstances that would not constitute “cause” (examples of “cause” being Ms. Herbert’s material failure to follow IHC’s lawful directions, material failure to follow IHC’s corporate policies, breach of the non-compete covenants in the employment agreement or her engaging in unlawful behavior that would damage IHC or its reputation), or (ii) such employment being voluntarily terminated under circumstances that would constitute “good reason” (examples of “good reason” being in connection with IHC’s (or its successor’s) material breach of its obligations under the employment agreement or upon IHC’s non-renewal of the employment agreement). The initial term of Ms. Herbert’s employment agreement is two years from the date it was entered into, but, by its terms, it will be automatically extended for successive two-year periods unless one hundred twenty days’ prior notice of non-renewal is given by IHC.

With David T. Kettig

IHC is party to the Officer Employment Agreement, by and among IHC, Standard Security Life (which subsequently assigned the agreement to its affiliate AMIC Holdings, Inc.), and Mr. David T. Kettig, IHC’s President, Chief Operating Officer and Acting General Counsel, dated as of April 18, 2011 and amended on January 1, 2017. Under this employment agreement, if Mr. Kettig’s employment by AMIC Holdings, Inc. or its affiliate were to cease under certain circumstances, Mr. Kettig would be entitled to receive a severance amount equal to the average annual aggregate total compensation received by Mr. Kettig during the preceding five years, adjusted pro rata for the applicable severance period. The applicable severance period would be the longer of: (i) twelve months; or (ii) a number of months equal to the aggregate number of years of service of Mr. Kettig to IHC and its affiliates, not to exceed twenty-four months. The circumstances under which such severance would be paid are (i) Mr. Kettig’s employment by AMIC Holdings, Inc. being involuntarily terminated under circumstances that would not constitute “cause” (examples of “cause” being Mr. Kettig’s material failure to follow AMIC Holdings, Inc.’s or IHC’s lawful directions, material failure to follow AMIC Holdings, Inc.’s or IHC’s corporate policies, breach of the non-compete covenants in the employment agreement or his engaging in unlawful behavior that would damage AMIC Holdings, Inc., IHC or their respective reputations), or (ii) such employment being voluntarily terminated under circumstances that would constitute “good reason” (examples of “good reason” being in connection with AMIC Holdings, Inc.’s (or its successor’s) material breach of its obligations under the employment agreement or upon AMIC Holdings, Inc.’s non-renewal of the employment agreement). The initial term of Mr. Kettig’s employment agreement is two years from the date it was entered into, but, by its terms, it will be automatically extended for successive two-year periods unless one hundred twenty days’ prior notice of non-renewal is given by AMIC Holdings, Inc.

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With Larry R. Graber

IHC is party to the Officer Employment Agreement, dated as of April 18, 2011, by and among IHC, Madison National Life Insurance Company, Inc. (“Madison National Life”) and Mr. Larry R. Graber, IHC’s Chief Life and Annuity Actuary and Senior Vice President. Under this employment agreement, if Mr. Graber’s employment by Madison National Life or its affiliate were to cease under certain circumstances, Mr. Graber would be entitled to receive a severance amount equal to the average annual aggregate total compensation received by Mr. Graber during the preceding five years, adjusted pro rata for the applicable severance period. The applicable severance period would be the longer of: (i) twelve months; and (ii) a number of months equal to the aggregate number of years of service of Mr. Graber to IHC and its affiliates, not to exceed twenty-four months. The circumstances under which such severance would be paid are (i) Mr. Graber’s employment by Madison National Life being involuntarily terminated under circumstances that would not constitute “cause” (examples of “cause” being Mr. Graber’s material failure to follow Madison National Life’s or IHC’s lawful directions, material failure to follow Madison National Life’s or IHC’s corporate policies, breach of the non-compete covenants in the employment agreement or his engaging in unlawful behavior that would damage Madison National Life, IHC or their respective reputations), or (ii) such employment being voluntarily terminated under circumstances that would constitute “good reason” (examples of “good reason” being in connection with Madison National Life’s (or its successor’s) material breach of its obligations under the employment agreement or upon Madison National Life’s non-renewal of the employment agreement). The initial term of Mr. Graber’s employment agreement is two years from the date it was entered into, but, by its terms, it will be automatically extended for successive two-year periods unless one hundred twenty days’ prior notice of non-renewal is given by Madison National Life.

With Gary J. Balzofiore

IHC is party to the Officer Employment Agreement, dated as of May 25, 2011, by and among IHC, Standard Security Life, and Mr. Gary J. Balzofiore, IHC’s Senior Vice President – Specialty Health Operations. Under this employment agreement, if Mr. Balzofiore’s employment by Standard Security Life or its affiliate were to cease under certain circumstances, Mr. Balzofiore would be entitled to receive a severance amount equal to the average annual aggregate total compensation received by Mr. Balzofiore during the preceding five years, adjusted pro rata for the applicable severance period. The applicable severance period would be the longer of: (i) twelve months; and (ii) a number of months equal to the aggregate number of years of service of Mr. Balzofiore to IHC and its affiliates, not to exceed twenty-four months. The circumstances under which such severance would be paid are (i) Mr. Balzofiore’s employment by Standard Security Life being involuntarily terminated under circumstances that would not constitute “cause” (examples of “cause” being Mr. Balzofiore’s refusal to perform his duties, material failure to follow Standard Security Life’s corporate policies, breach of the non-compete covenants in the employment agreement or his committing a crime involving financial or accounting fraud), or (ii) such employment being voluntarily terminated under circumstances that would constitute “good reason” (examples of “good reason” being in connection with Standard Security Life’s or IHC’s material breach of its obligations under the employment agreement or upon Standard Security Life’s non-renewal of the employment agreement). The initial term of Mr. Balzofiore’s employment agreement is two years from the date it was entered into, but, by its terms, it will be automatically extended for successive two-year periods unless one hundred twenty days’ prior notice of non-renewal is given by Standard Security Life.

With Vincent J. Furfaro

IHC’s subsidiary AMIC Holdings, Inc. is party to an Amended and Restated Officer Employment Agreement, by and between AMIC Holdings, Inc. and Mr. Vincent J. Furfaro, IHC’s Senior Vice President - Strategic Corporate Development and Chief Information Security Officer, dated March 24, 2020. Under

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this employment agreement, if Mr. Furfaro’s employment by AMIC Holdings, Inc. or its affiliate were to cease under certain circumstances, Mr. Furfaro would be entitled to receive, during the Severance Period (as defined below), a monthly severance equal to the result of dividing (i) the average aggregate (i.e., base salary plus any bonuses, but excluding the cash cost of any perquisites and benefits) cash compensation during the preceding five completed calendar years by twelve; provided, however, that if the number of total completed calendar years that Mr. Furfaro has been employed is less than five, such average shall be obtained with respect to the number of actual completed calendar years during such period of employment, adjusting the denominator accordingly. “Severance Period” means the number of months equal to twelve plus the aggregate number (not necessarily continuous) of completed years of service as an employee, provided, however, that in no event shall the Severance Period exceed twenty-four months. The circumstances under which such severance would be paid are (i) Mr. Furfaro’s employment by AMIC Holdings, Inc. being involuntarily terminated under circumstances that would not constitute “cause” (examples of “cause” being Mr. Furfaro’s material failure to follow AMIC Holdings, Inc.’s or IHC’s lawful directions, material failure to follow AMIC Holdings, Inc.’s or IHC’s corporate policies, breach of the non-compete covenants in the employment agreement or his engaging in unlawful behavior that would damage AMIC Holdings, Inc., IHC or their respective reputations), or (ii) such employment being voluntarily terminated under circumstances that would constitute “good reason” (examples of “good reason” being in connection with AMIC Holdings, Inc.’s (or its successor’s) material breach of its obligations under the employment agreement or upon AMIC Holdings, Inc.’s non-renewal of the employment agreement). The initial term of Mr. Furfaro’s employment agreement is two years from the date it was entered into, but, by its terms, it will be automatically extended for successive two-year periods unless one hundred and twenty days’ prior notice of non-renewal is given by AMIC Holdings, Inc.

Transactions with Majority Stockholder.  IHC and GHI operate under cost-sharing arrangements pursuant to which certain items are allocated between the two companies.  During 2019, IHC paid GHI (or accrued for payment thereto) approximately $453,000 under such arrangements, and paid or accrued an additional $113,000 for the first quarter of 2020.  Such cost-sharing arrangements include GHI providing IHC with the use of office space as IHC’s corporate headquarters for annual consideration of $158,000 in 2019. The foregoing arrangement is subject to the annual review and approval of the Audit Committee, and IHC’s management believes that the terms thereof are no less favorable than could be obtained by IHC from unrelated parties on an arm’s-length basis.

Agreements Involving our Securities. The descriptions of the following agreements do not purport to be complete and are qualified in their entirety by reference to the respective agreements, copies of which are filed as exhibits to Schedule TO and are incorporated herein by reference.

At the annual meeting of stockholders held on November 11, 2016, our stockholders approved the Independence Holding Company 2016 Stock Incentive Plan (the “2016 Plan”).

The types of equity awards that may be granted under the 2016 Plan are: (i) options; (ii) share appreciation rights (“SARs”); (iii) restricted shares, restricted share units (which are shares granted after certain vesting conditions are met) and unrestricted shares; (iv) deferred share units; and (v) performance awards. The Compensation Committee determines the type and amount of the award with reference to factors that include the present value of the award relative to the executive officer’s salary and anticipated cash bonus, the anticipated importance of the executive’s position to IHC’s future results, and the size of the executive’s total compensation relative both to other executives within IHC and to compensation levels at other companies. As of March 31, 2020, there were 391,120 shares of IHC common stock available for grant under the 2016 Plan.

Within the limitations of the 2016 Plan, the Compensation Committee may modify an award to: (i) accelerate the rate at which an option or SAR may be exercised (including, without limitation, permitting

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an option or SAR to be exercised in full without regard to the installment or vesting provisions of the applicable award agreement or whether the option or SAR is at the time exercisable, to the extent it has not previously been exercised); (ii) accelerate the vesting of any award; (iii) extend or renew outstanding awards; or (iv) accept the cancellation of outstanding awards to the extent not previously exercised. However, the Compensation Committee may not, without stockholder approval and subject to applicable law, cancel an outstanding option in exchange for cash or other awards or options or SARs with an exercise price that is less than the exercise price of the original option, or otherwise, or replace an option with an option at a lower exercise price than the exercise price of the original option. Notwithstanding the foregoing provision, no modification of an outstanding award can materially and adversely affect a grantee’s rights thereunder, unless the grantee provides written consent, there is an express 2016 Plan provision permitting the Compensation Committee to act unilaterally to make the modification, or the Compensation Committee reasonably concludes that the modification is not materially adverse to the grantee.

The 2016 Plan provides for adjustment of the number of shares of IHC common stock in the event of any increase or decrease in the number of issued and outstanding shares of IHC common stock as a result of a stock-split, reverse stock-split, stock or extraordinary cash dividend, combination, recapitalization, or exchange or reclassification of the shares, or by reason of any merger, consolidation, spinoff or other corporate reorganization in which the Company is the surviving corporation.

Recent Securities Transactions. Based on our records and to the best of our knowledge, no transactions in shares of IHC common stock have been effected in the past 60 days by us or our executive officers, directors, affiliates or subsidiaries, or by the executive officers or directors of our subsidiaries.

Repurchase Program. The Board approved a stock repurchase program, initiated in 1991, under which it repurchases shares of IHC common stock on the open market or in privately negotiated transactions (the “Repurchase Program”) as determined by management based on market conditions, regulatory requirements and other corporate considerations. In August of 2016, the Board increased the number of shares of common stock available in the Repurchase Program to 3 million shares.

In addition, from time to time, we also consider making share repurchases outside of the Repurchase Program. For example, in February of 2017, the Board authorized the repurchase of approximately 2.5 million shares outside of, and in addition to, the Company’s Repurchase Program in order to effectuate a tender offer by IHC for shares of its common stock, which expired on June 26, 2017 and resulted in IHC purchasing 1,386,332 shares at a purchase price of $20.00 per share, for an aggregate purchase price of $27,726,640. Additionally, in April 2020, the Board authorized the repurchase of up to 1 million shares outside of, and in addition to, the Company’s Repurchase Program in order to effectuate the Offer.

11.	Effect of the Offer on the Market for IHC Common Stock; Registration under the Exchange Act

The purchase by us of the Shares pursuant to the Offer will reduce the number of shares of IHC common stock that might otherwise be traded publicly, and reduce the number of stockholders. As a result, trading of a relatively small volume of shares of IHC common stock after consummation of the Offer may have a greater impact on trading prices than would be the case prior to consummation of the Offer. This may reduce the future volume of trading in shares of IHC common stock and make it more difficult to buy or sell significant amounts of shares of IHC common stock without affecting the market price, which could adversely affect continuing stockholders. Nonetheless, we anticipate that there will still be a sufficient number of shares of IHC common stock outstanding and publicly traded following the Offer to ensure a continued trading market in shares of IHC common stock. Based upon published guidelines of the NYSE,

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we do not believe that our purchase of the Shares under the Offer will cause the remaining outstanding shares of IHC common stock to be delisted from the NYSE.

IHC common stock is registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC, and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of the Shares under the Offer pursuant to the terms of the Offer will not result in our common stock becoming eligible for deregistration under the Exchange Act.

We are not required to purchase or pay for the Shares pursuant to the Offer if we determine that the consummation of the Offer will cause our common stock to be delisted from the NYSE or be eligible for deregistration under the Exchange Act. For more information, see Section 6 “Conditions of the Offer.”

Rule 13e-4 and Rule 14e-5 of the Exchange Act prohibit us and our affiliates from purchasing any shares of IHC common stock, other than pursuant to the Offer, during the Offer and for the period ending ten (10) Business Days after the Expiration Time, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Depending on the results of the Offer, we may commence additional repurchases of shares of our common stock through tender offers, open market purchases, privately negotiated transactions or otherwise, which may or may not be part of the Repurchase Program. Whether we make additional purchases after the conclusion of the ten (10) Business Day period following the Expiration Time will depend on many factors, including, without limitation, the number of Shares, if any, that we repurchase in the Offer, our results of operations, financial position and capital requirements, the business and market conditions at the time, including the price of shares of IHC common stock, legal, tax, regulatory and contractual constraints or restrictions, and other factors our management and Board deem relevant. The price at which we may offer to repurchase shares of our common stock would be determined at the time we decided to do so and may be greater or less than the Purchase Price, and the purchases may be on the same terms or on terms that are more or less favorable to the selling stockholders in those transactions than the terms of the Offer. There is no assurance that we will make any additional repurchases or commence any additional tender offer or offers.

12.	Legal Matters; Regulatory Approvals.

Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of the Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative, or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of the Shares as contemplated by the Offer. Should any such approval or other action be required, we currently contemplate that we will seek approval or such other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, the Shares tendered in response to the Offer pending the outcome of any of these matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or costs or that the failure to obtain any approval or other action might not result in adverse consequences to our business. To the best of our knowledge, no material legal proceedings relating to the Offer are pending. Our obligation under the Offer to accept for payment and pay for the Shares is subject to certain conditions.  For more information, see Section 6 “Conditions of the Offer.”

13.	U.S. Federal Income Tax Consequences.

The following is a summary of certain U.S. federal income tax consequences of the Offer to U.S. Holders whose Shares are tendered and accepted for payment pursuant to the Offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated

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under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer (possibly on a retroactive basis). This summary assumes that the shares of IHC common stock held by stockholders are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all of the tax consequences that may be relevant to particular stockholders in light of their particular circumstances, or to stockholders subject to special rules, including, without limitation, pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers, or traders in securities or commodities, insurance companies, expatriates, mutual funds, real estate investment trusts, cooperatives, tax-exempt organizations, persons who are subject to the alternative minimum tax, persons who hold shares of IHC common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction, stockholders that have a functional currency other than the U.S. dollar, or persons who acquired their shares of IHC common stock upon the exercise of stock options or otherwise as compensation. This summary also does not address any state, local, non-U.S., or other tax consequences of participating in the Offer.

Stockholders are urged to consult their tax advisor as to the particular consequences to them of participating in the Offer.

For purposes of this discussion, a “U.S. Holder” is a beneficial holder of shares that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions.

U.S. Holders. An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder’s particular facts and circumstances. If, as described below, an exchange of Shares for cash by a U.S. Holder pursuant to the Offer is treated as a sale or exchange of such Shares for U.S. federal income tax purposes, the U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s adjusted tax basis in Shares. Such gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for Shares at the time of the exchange exceeds one year. Specific limitations may apply to the deductibility of capital loss by a U.S. Holder.

An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will be treated as a sale or exchange for U.S. federal income tax purposes if the exchange (i) is “not essentially equivalent to a dividend” with respect to the U.S. Holder, (ii) is a “substantially disproportionate” redemption with respect to the U.S. Holder, or (iii) is a “complete redemption” of all shares of IHC common stock owned by the U.S. Holder. In determining whether any of these tests has been met, a U.S. Holder generally must take into account not only the shares of IHC common stock it actually owns, but also the shares of IHC common stock it constructively owns as determined under Section 318 of the Code (including shares of IHC common stock that may be acquired through options that it owns or shares of IHC common stock held by certain members of the U.S. Holder’s family).

An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will be treated as “not essentially equivalent to a dividend” if it results in a “meaningful reduction” in the U.S. Holder’s stock interest in IHC. Whether such a meaningful reduction of the U.S. Holder’s stock interest in IHC results will depend on the U.S. Holder’s particular facts and circumstances.

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Satisfaction of the “substantially disproportionate” test or “complete redemption” test is dependent upon satisfaction of the respective objective tests set forth in Section 302(b)(2) and Section 302(b)(3) of the Code. An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will satisfy the “substantially disproportionate” test if (i) the percentage of the outstanding voting stock of IHC actually and constructively owned by the U.S. Holder immediately following the exchange is less than 80% of the percentage of the outstanding voting stock of IHC actually and constructively owned by the U.S. Holder immediately before the exchange, (ii) the percentage of the outstanding shares of IHC common stock actually and constructively owned by the U.S. Holder immediately following the exchange is less than 80% of the percentage of the outstanding shares of IHC common stock actually and constructively owned by the U.S. Holder immediately before the exchange, and (iii) immediately following the exchange, the U.S. Holder actually and constructively owns less than 50% of the total combined voting power of IHC. An exchange of Shares for cash by a U.S. Holder pursuant to the Offer will result in a “complete redemption” if either (i) all shares of IHC common stock actually and constructively owned by the U.S. Holder are exchanged for cash pursuant to the Offer or (ii) all shares of IHC common stock actually owned by the U.S. Holder are exchanged for cash pursuant to the Offer and the U.S. Holder timely and properly waives the attribution of shares of IHC common stock constructively owned by the U.S. Holder in accordance with the procedures described in Section 302(c)(2) of the Code and the Treasury Regulations promulgated thereunder.

Contemporaneous dispositions or acquisitions of shares of IHC common stock by a U.S. Holder or a related person may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether a sale or exchange has occurred.

If a U.S. Holder’s exchange of Shares for cash pursuant to the Offer does not constitute a sale or exchange for U.S. federal income tax purposes, the receipt of cash by such U.S. Holder pursuant to the Offer will be treated as a distribution, and the U.S. Holder’s tax basis in Shares exchanged generally will be added to any shares of IHC common stock retained by the U.S. Holder. The distribution will be treated as a dividend to the extent of the portion of IHC’s current and accumulated earnings and profits allocable to such shares. To the extent that amounts received pursuant to the Offer exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the U.S. Holder’s adjusted tax basis in its Shares, and any remaining portion will be taxable as capital gain. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for Shares at the time of the exchange exceeds one year. Provided that minimum holding period requirements and other requirements are met, dividend income with respect to non-corporate U.S. Holders (including individuals) is eligible for a reduced rate of U.S. federal income taxation. If an exchange of Shares for cash pursuant to the Offer by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. U.S. Holders are urged to consult their own tax advisors regarding the rules discussed in this paragraph in light of their particular circumstances.

We cannot predict whether or the extent to which the Offer will be over-subscribed. If the Offer is over-subscribed, the Odd Lot priority and proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares of common stock will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above.

The Medicare contribution tax applies to certain income of taxpayers who are individuals, estates, or trusts. The tax only applies to individuals whose modified adjusted gross income exceeds $200,000 for individual filers or $250,000 for joint filers ($125,000 for a married person filing separately). The tax is imposed at the rate of 3.8% of a portion of the taxpayer’s “net investment income.” Net investment income includes

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gross income from dividends and gains from the sale of property (unless such income is derived in the ordinary course of a trade or business other than a trade or business that consists of certain passive or trading activities). Accordingly, this tax may apply to the gain or dividends realized by a stockholder from the exchange of his, her or its Shares.

Payments of the proceeds of the exchange of Shares are generally subject to information reporting unless the U.S. Holder is an exempt recipient (such as a corporation). Such payments may also be subject to backup withholding tax at the applicable rate of 24% if the recipient of such payment fails to supply a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise fails to establish an exemption from backup withholding or if the U.S. Holder fails to report in full dividend and interest income. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. For more information with respect to the application of U.S. federal backup withholding tax, see Section 3 “Procedure for Tendering Shares” and Section 4 “Withdrawal Rights.”

Non-U.S. Holders. Gross proceeds payable pursuant to the Offer to a beneficial holder of shares of IHC common stock that is not a partnership for U.S. federal income tax purposes and that is not a U.S. Holder (a “Non-U.S. Holder”) or his or her agent will be subject to withholding of U.S. federal income tax. The U.S. federal income tax withholding rate is 30%, unless a reduced rate of withholding is applicable pursuant to a tax treaty or an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. A Non-U.S. Holder may be eligible to file for a refund of such tax or a portion of such tax if such Non-U.S. Holder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in this Section 13 or if such Non-U.S. Holder is entitled to a reduced rate of withholding pursuant to a tax treaty and the withholding was made at a higher rate. To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary before the payment for tendered Shares a properly completed and executed Form W-8BEN (or other applicable form) claiming such an exemption or reduction. To claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly executed Form W-8ECI claiming such exemption before payment is made. A Non-U.S. Holder that qualifies for an exemption from withholding by delivering IRS Form W-8ECI certifying that the payment is effectively connected with the Non-U.S. Stockholder’s conduct of a trade or business in the United States generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of Shares pursuant to this Offer in the manner and to the extent described above as if it were a U.S. Holder. Additionally, in the case of a foreign corporation, such income may be subject to the branch profits tax at a rate of 30% (or a lower rate specified in an applicable tax treaty). Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

The Depositary generally will withhold an amount of U.S. federal income tax equal to 30% of the gross payments payable to a beneficial holder of shares of IHC common stock that is not a partnership for U.S. federal income tax purposes and that is not a U.S. Holder unless the Non-U.S. Holder timely delivers to the Depositary a properly completed and executed IRS Form W-8BEN (or other applicable form) evidencing that such withholding is not required. Under certain circumstances, a Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any U.S. federal income tax so withheld. Non-U.S. Holders are urged to consult their own tax advisors to determine the particular tax consequences to them of the Offer.

The preceding discussion is not tax advice. Stockholders are urged to consult their own tax advisor to determine the particular tax consequences to them of the Offer, including the applicability and effect of federal, state, local, non-U.S. and other tax laws.

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14.	Extension of Offer; Termination; Amendment

We expressly reserve the right, in our discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 “Conditions of the Offer” shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. If we choose to do so, we will delay the acceptance of any Shares that have been tendered.

We further reserve the right, in our discretion, to amend the Offer in any respect. If we make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition to the Offer, we will file with the SEC an amendment to Schedule TO, disseminate additional tender off materials and extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in the percentage of IHC common stock sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•	we increase or decrease the price to be paid for Shares; or

•	we decrease the number of Shares being sought in the Offer, or increase the number of Shares being sought in the Offer, by more than 2% of the outstanding shares of our common stock; and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth Business Day from, and including, the date that notice of such an increase or decrease is first sent, published or given to stockholders in the manner specified in this Section 14, then we will extend the Offer until the expiration of such period ending on the tenth Business Day from, and including, the date that notice is first sent, published or given to stockholders.

We also expressly reserve the right, in our discretion, to terminate the Offer and reject for payment, and not pay for, any Shares not accepted for payment or paid for or, subject to applicable law, postpone payment for Shares, upon the occurrence of any of the conditions specified in Section 6 “Conditions of the Offer,” by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.

Any amendment or termination of the Offer will be followed as promptly as practicable by public announcement consistent with the requirements of the SEC. In the case of an extension of the Offer, we will issue a press release announcing the extension and the new Expiration Time by no later than 9:00 a.m., Eastern Time, on the first Business Day after the current Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through BusinessWire or another comparable service.

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15.	Fees and Expenses

We have retained Broadridge Corporate Issuer Solutions, Inc. to act as the Depositary and D.F. King & Co., Inc. to act as Information Agent in connection with the Offer. Such firms will receive reasonable and customary compensation for their services. We have also agreed to reimburse such firms for certain reasonable out of pocket expenses and to indemnify such firms against certain liabilities in connection with their services.

As part of the services included in such retention, the Information Agent may contact holders of shares of common stock by telephone, and request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of our common stock. No broker, dealer, commercial bank, or trust company has been authorized to act as our agent, the Information Agent, or the Depositary for purposes of the Offer.

We will not pay any fees or commissions to any broker or dealer or other person, other than those described above, for making solicitations or recommendations in connection with the Offer. We will reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

Stockholders holding shares of IHC common stock through brokers, dealers, or other nominee stockholders are urged to consult the brokers, dealers, or other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers, or other nominee stockholders and not directly to the Depositary. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Shares, except as otherwise provided in Section 5 “Purchase of Shares and Payment of Purchase Price.”

16.	Background of the Offer; Past Contacts; Negotiations and Transactions

On March 17, 2020, management and the Board informally discussed the possibility of conducting a tender offer in order to provide liquidity to IHC’s stockholders and as a prudent use of the Company’s free cash, although no formal action was then taken by the Board. Subsequently, on April 17, 2020, the Board unanimously approved a tender offer to purchase up to 1,000,000 shares of IHC’s common stock at a price per share of $27.00.  The Board and management considered the following benefits to the stockholders:

•	the tender offer would provide a mechanism for stockholders to receive a return on some or all of their investment;

•	stockholders would generally be able to sell their shares of IHC common stock for cash without the usual transaction costs associated with open market sales; and

•	the tender offer would allow stockholders with large holdings of the Company’s common stock to sell their shares of IHC common stock without potential disruption to the share price.

A variety of alternatives for using this portion of available free cash at the corporate level was also reviewed. One alternative was to retain this cash for the operations and growth of the Company. It was determined that no strategic transactions were contemplated at the time that would require use of this the cash, the insurance operations were more than sufficiently capitalized for expected growth, and that there would be sufficient additional liquidity remaining at the corporate level to allow us to enter into strategic transactions should a good opportunity arise. Another alternative was to use available cash to issue a special dividend to the stockholders. Ultimately, the Board determined that the best use of this free cash was to return capital

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to the stock holders by conducting a tender offer and providing liquidity to the stockholders who desired to participate in the tender offer.

17.	Miscellaneous

We are making the Offer to all holders of shares of our common stock. We are not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. However, if we become aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, then we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares of IHC common stock residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING ALL OR A PORTION OF YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL OR DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF IHC OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATIONS TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION, OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEPOSITARY OR THE INFORMATION AGENT.

Rule 13e-4(f) under the Exchange Act prohibits us from purchasing any shares of IHC common stock other than in the Offer until at least ten (10) Business Days after the Expiration Time. Accordingly, any additional purchases outside of the Offer may not be consummated until at least ten (10) Business Days after the Expiration Time. After completing the Offer, we may consider various forms of share repurchases, including open market purchases, privately negotiated transactions and/or tender offers, which may or may not be part of the Repurchase Program. Whether we make additional purchases after the conclusion of the ten (10) Business Day period following the Expiration Time will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in the Offer, our results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory and contractual constraints or restrictions and other factors deemed relevant.

The Offer to Purchase and the Letter of Transmittal will be mailed to record holders of IHC common stock and will be furnished to Custodians whose names appear on our list of stockholders or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of IHC common stock.

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We have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-4(c)(2) under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedules and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 9 “Certain Information Concerning the Company.”

INDEPENDENCE HOLDING COMPANY

April 24, 2020

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The Offer will expire at 5:00 p.m., Eastern Time, on Thursday, May 21, 2020, or such other date to which the Offer may be extended. The Letter of Transmittal and any other required documents should be sent to the Depositary at the address set forth below:

The Depositary and Paying Agent for the Offer is:

Broadridge Corporate Issuer Solutions, Inc.

If delivering via UPS, FedEx or Courier:	If delivering via a USPS Service:
Broadridge Corporate Issuer Solutions, Inc.	Broadridge Corporate Issuer Solutions, Inc.
Attn: BCIS IWS	Attn: BCIS Re-Organization Dept.
51 Mercedes Way,	P.O. Box 1317
Edgewood, NY 11717	Brentwood, NY 11717-0693

Telephone: (844) 898-7017 (toll-free)

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

For banks and brokers: (212) 269-5550

For all others: (877) 864-5057 (toll free)

Email: ihc@dfking.com

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery. If delivering documents within a week of the Expiration Time, it is recommended to submit via an overnight courier (excluding USPS overnight) to guarantee receipt of instructions prior to the Expiration Time. The Letter of Transmittal and other required documents will be deemed delivered only when actually received by the Depositary (or, in the case of book-entry transfer of Shares from DTC’s ATOP procedures, when the Paying Agent receives a confirmation of receipt of your Shares by book-entry transfer).

If you have questions or need additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery, the Notices of Withdrawal or other Offer documents, please contact D.F. King & Co., Inc., the Information Agent for the Offer, using the contact information listed above.